Exhibit 99.2

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) dated as of November 1, 2018, is by and between Illumina, Inc., a Delaware corporation (“Parent”), and the stockholder whose name appears on the signature page to this Agreement (“Stockholder”).

WHEREAS, Parent, Pacific Biosciences of California, Inc., a Delaware corporation (the “Company”), and FC Ops Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Subsidiary with and into the Company (the “Merger”), with the Company being the surviving corporation, upon the terms and conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement);

WHEREAS, Stockholder owns in Stockholder’s personal capacity shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) (together with any other shares of capital stock of the Company acquired (whether beneficially or of record) by such Stockholder in such Stockholder’s personal capacity after the date hereof, including any shares of Common Stock acquired by means of purchase, dividend or distribution, or as a result of the exercise or vesting of Company Stock Awards or the conversion of any convertible securities or otherwise, the “Shares”); and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement and as an inducement and in consideration therefor, Stockholder is entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I.

VOTING

Section 1.01 Voting. From and after the date hereof until the earlier of (a) the consummation of the Merger, (b) the termination of the Merger Agreement pursuant to and in compliance with the terms therein, and (c) the entry without the prior written consent of Stockholder into any amendment or modification of the Merger Agreement or any material waiver of any of the Company’s rights under the Merger Agreement, in each case, which results in a decrease in, or change in the composition of, the Merger Consideration or imposes any material restrictions or additional constraints on the payment of the Merger Consideration (such earlier date, the “Expiration Date”), Stockholder hereby agrees that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s stockholders, however called, Stockholder will (i) appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy) all of the Shares (A) in favor of the adoption of the Merger

Agreement and the approval of the transactions contemplated thereby, including the Merger; (B) in favor of any proposal to adjourn or postpone such meeting of the Company’s stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement and such adjournment or postponement is undertaken in compliance with the Merger Agreement; (C) against any action, proposal, transaction or agreement that relates to an Acquisition Proposal; and (D) against any action, proposal, transaction or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of Stockholder contained in this Agreement. Notwithstanding the foregoing, this Section 1.01 shall not apply during any period in which the Board of Directors has qualified, withheld, withdrawn or modified the Company Board Recommendation in response to a Superior Proposal or an Intervening Event in accordance with the terms of the Merger Agreement; provided, that to the extent that the Board of Directors reinstates its recommendation of the Merger Agreement, this Section 1.01 shall apply.

Section 1.02 Restrictions on Transfers. Stockholder hereby agrees that, from the date hereof until the earlier of the Expiration Date and the conclusion of the Company Stockholder Meeting, Stockholder shall not, directly or indirectly, (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise) (a “Transfer”) or enter into any contract, option or other arrangement or understanding with respect to the Transfer of any Shares, other than any Transfer made solely for estate planning purposes or philanthropic purposes, but only if, in each case, prior to or upon the effectiveness of such Transfer, the transferee agrees in writing to be bound by the terms hereof and notice of such Transfer is delivered to Parent pursuant to Section 5.02 hereof, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) agree (whether or not in writing) to take any of the actions referred to in the foregoing clause (a) or (b). Notwithstanding the foregoing, (i) nothing herein will prohibit the Stockholder from “net exercising” any Company Stock Awards and (ii) if “net exercising” is not permitted with respect to a Company Stock Award, then nothing herein will prohibit the Stockholder from exercising such Company Stock Award and selling a number of shares of Common Stock acquired from such exercise in an amount no greater than required to cover the exercise price in connection with the exercise of such Company Stock Award (but the actions permitted under this clause (ii) will only be permissible for the first 10 Business Days following such exercise).

Section 1.03 Inconsistent Agreements. Stockholder hereby covenants and agrees that, except for this Agreement, Stockholder (a) shall not enter into at any time while this Agreement remains in effect any voting agreement or voting trust with respect to the Shares and (b) shall not grant at any time while this Agreement remains in effect a proxy, consent or power of attorney with respect to the Shares.

ARTICLE II.

CAPACITY

Section 2.01 Capacity. Stockholder is signing this Agreement solely in his, her or its capacity as a stockholder of the Company and nothing contained herein shall in any way limit or affect any actions taken or not taken by Stockholder or any of his or her Representatives in his or her capacity as a director or officer of the Company, and no action taken or not taken in any such capacity as a director or officer shall be deemed to constitute a breach of this Agreement.

ARTICLE III.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF STOCKHOLDER

Section 3.01 Representations and Warranties. Stockholder represents and warrants to Parent as follows: (a) Stockholder has full legal right and capacity to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by Stockholder and no other actions or proceedings on the part of Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (c) assuming due authorization, execution and delivery by Parent, this Agreement constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), (d) the execution, delivery and performance of this Agreement by Stockholder and the consummation of the transactions contemplated hereby does not and will not contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Stockholder is entitled under any provision of any Contract binding on Stockholder or the Shares, nor require any action by or in respect of, or filing with respect to Stockholder by or with, any Governmental Authority, in each case, except as would not prevent or delay the consummation of the Merger or Stockholder’s ability to perform its obligations hereunder, and (e) Stockholder beneficially owns the Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement or under Applicable Laws) and has sole voting power with respect to the Shares and sole power of disposition with respect to all of the Shares, with no restrictions on Stockholder’s rights of voting or disposition pertaining thereto, and no person other than Stockholder has any right to direct or approve the voting or disposition of any of the Shares in each case, except as would not prevent or delay the consummation of the Merger or Stockholder’s ability to perform its obligations hereunder, except in case of (e) for any spousal rights under applicable law.

Section 3.02 Covenants. Stockholder hereby: (a) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that Stockholder may have with respect to the Shares; (b) agrees that any Shares acquired by Stockholder in Stockholder’s personal capacity after the date hereof and prior to the Expiration Date shall automatically be subject to the terms of this Agreement as though owned by Stockholder on the date hereof and Stockholder shall promptly notify Parent of any such Shares; (c) agrees to permit the Company to publish and disclose in filings with the Securities and Exchange Commission, this Agreement and Stockholder’s identity and ownership of the Shares and the nature of Stockholder’s commitments under this Agreement; (d) shall and does authorize Parent or its counsel to notify the Company’s transfer agent that there is a stop order transfer with respect to all of the Shares (and that this Agreement places limits of the voting and transfer of such Shares as described herein); provided that Parent shall, or shall cause its counsel to, promptly notify the Company’s transfer agent to lift and vacate the stop transfer order with respect to the Shares promptly (and in no event more than one (1) Business Day) following the Expiration Date; and (e) agrees to execute and deliver such additional instruments and documents and take such further action as may be reasonably necessary to effectuate and comply with his, her or its respective obligations under this Agreement.

ARTICLE IV.

TERMINATION

This Agreement shall terminate and be of no further force or effect on the Expiration Date. Notwithstanding the preceding sentence, this Article IV and Article V shall survive any termination of this Agreement. Nothing in this Article IV shall relieve or otherwise limit any party of liability for willful breach of this Agreement.

ARTICLE V.

MISCELLANEOUS

Section 5.01 Expenses. All costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.

Section 5.02 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such facsimile transmission or e-mail is requested and received) and shall be given, if to Parent, to:

Illumina, Inc.

5200 Illumina Way

San Diego, CA 92122

Attention:         Charles E. Dadswell, Senior Vice President and General Counsel

E-mail:             legalnotices@illumina.com

               CDadswell@illumina.com

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, New York 10018

Attention:        Scott Smith

Jack Bodner

Bradley Chernin

Facsimile No.: 212-841-1079

646-441-9079

415-955-6541

E-mail: ssmith@cov.com

jbodner@cov.com

bchernin@cov.com

if to Stockholder, to:

as set forth on the signature page to this Agreement

or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 5.03 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Parent and Stockholder, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 5.04 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party, except that Parent may transfer or assign its rights and obligations hereunder, in whole or from time to time in part, to one or more of its Affiliates (including Merger Subsidiary) at any time.

Section 5.05 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.06 Entire Agreement. This Agreement and the Merger Agreement (including the Company Disclosure Schedule) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 5.07 Jurisdiction. The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that such party may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.02 shall be deemed effective service of process on such party.

Section 5.08 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 5.09 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 5.10 Interpretation. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Applicable Law shall be deemed to refer to such Applicable Law as amended from time to time and to any rules, regulations or interpretations promulgated thereunder. References to any agreement or Contract are to that agreement or Contract as amended, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

Section 5.11 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ILLUMINA, INC.

By:
Name:
Title:

STOCKHOLDER

Print Name:

Address:

E-mail:

Facsimile No.

[Signature Page to Voting Agreement]